Exhibit 3.62

LIMITED LIABILITY COMPANY AGREEMENT

OF

NBTY MANUFACTURING, LLC

A DELAWARE LIMITED LIABILITY COMPANY

NBTY CAM Company, a Delaware corporation (the “Managing Member”), and NBTY CAH Company, a Delaware corporation (the “Non-Managing Member”) hereby adopt the following to be the Limited Liability Company Agreement (this “Agreement”) of NBTY Manufacturing, LLC (the “Company”):

1.                                       Definitions.  Unless the context otherwise requires, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, a Person which, directly or indirectly, controls or is controlled by or is under common control with that Person or is controlled by a principal executive officer of that Person. As used in this definition, “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Capital Contribution” means, with respect to any Member, the amount of money or the fair market value of property contributed by such Member to the Company.

“Certificate of Formation” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Members” means the Managing Member and the Non-Managing Member and all other Persons admitted as additional or substituted Members of the Company, if any, pursuant to this Agreement. Reference to a “Member” means any one of the Members.

“Membership Interest” means the ownership interest of the Members of the Company, including any and all rights, powers, benefits, duties or obligations conferred on the Members under the Delaware Act or this Agreement.

“Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, limited liability company, limited liability partnership, real estate investment trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

2.                                       Name.  The name of the Company is NBTY Manufacturing, LLC.

3.                                       Formation; Conveyance.  The Company was formed on May 10, 2001 upon the execution and filing of its Certificate of Formation with the Delaware Secretary of State pursuant to Section 18-201 of the Delaware Act.  The Company was conveyed to the Members on May 28, 2003.

4.                                       Purpose.  The Company may engage in any lawful activity for which a limited liability company may be organized under the Delaware Act.

5.                                       Term.  The Company shall continue until dissolved and terminated in accordance with Section 16 hereof.

6.                                       Registered Office and Agent and Principal Office.  The Company’s registered office and registered agent for service of process in the State of Delaware pursuant to Section 18-104 of the Delaware Act shall be Corporation Service Company. The principal office of the Company shall be located at 90 Orville Drive, Bohemia, NY 11716.  The identity of the Company’s registered office and agent, and the location of the Company’s principal office, may be changed at will by the Members.

7.                                       Powers of the Company.  Subject to the limitations set forth in this Agreement and the Certificate of Formation, the Company shall possess and may exercise all of the powers and privileges granted to it by the Delaware Act, by any other law or by this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in this Agreement and the Certificate of Formation.

8.                                       Powers of the Members.  The Members shall have the power to exercise any and all rights and powers granted to members of a limited liability company pursuant to the Delaware Act and the express terms of this Agreement; with the exception that only the Managing Member shall have the power and authority set forth in Section 12 hereof.

9.                                       Limited Liability.  Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company by reason of being a Member of the Company.

10.                                 Initial Capital Contribution.  Each Member has made the initial Capital Contribution specified on Exhibit A in exchange for Membership Interest, as reflected on Exhibit A. Together, the Members have a 100% Membership Interest in the Company.

11.                                 Additional Contributions.  The Members shall not be required to make any additional Capital Contributions to the Company. The Members may, however, make additional Capital Contributions to the Company in such amounts and at such times as they desire.

12.                                 Management of the Company by the Managing Member.

(a)                                  Exclusive Management by the Managing Member.  The business, property and affairs of the Company shall be managed exclusively by the Managing Member. The Managing Member shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters, to supervise, direct and control the actions of the officers, if any, of the Company and to perform any and all other actions customary or incident to the management of the Company’s business, property and affairs.

(b)                                 Powers of the Managing Member.  Without limiting the generality of the foregoing, the Managing Member shall have the exclusive power and authority to cause the Company:

(i)                                     to do any act in the conduct of its business and to exercise all powers granted to a limited liability company under the Delaware Act, whether in the state of location of principal place of business or in any other state, territory, district or possession of the United States or any foreign country, that may be necessary, convenient, desirable or incidental to the accomplishment of the business purposes of the Company;

(ii)                                  to own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any asset as may be necessary, convenient, desirable or incidental to the accomplishment of the business purposes of the Company;

(iii)                               to enter into, perform and carry out any contracts, leases, instruments, commitments, agreements or other documents of any kind, including, without limitation, contracts with the Members, any Affiliate thereof or any agent of the Company, necessary, convenient, desirable or incidental to the accomplishment of the business purposes of the Company;

(iv)                              to sue and be sued, complain and defend and participate in administrative or other proceedings, in its own name;

(v)                                 to appoint officers, employees and agents of the Company, define their duties and fix their compensation, if any, and to select attorneys, accountants, consultants and other advisors of the Company;

(vi)                              to indemnify any Person in accordance with the Delaware Act and to obtain any and all types of insurance;

(vii)                           to borrow money from any Person, and issue evidences of indebtedness and to secure the same by mortgages, deeds of trust, security agreements, pledges, collateral assignments or other liens on the assets of the Company;

(viii)                        to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any loan agreement, commitment, deed of trust, mortgage, security agreement or other loan document in respect of any assets of the Company;

(ix)                                to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(x)                                   to make, execute, acknowledge, endorse and file any and all agreements, documents, instruments, checks, drafts or other evidences of indebtedness necessary, convenient, desirable or incidental to the accomplishment of the business purposes of the Company;

(xi)                                to cease the Company’s activities and dissolve and wind up its affairs upon its duly authorized dissolution; and

(xii)                             to cause any special purpose subsidiary limited liability company wholly owned by the Company to do any of the foregoing.

(c)                                  Agency Authority of the Managing Member; Delegation by the Managing Member.  The Managing Member is authorized to endorse all checks, drafts and other evidences of indebtedness made payable to the order of the Company and to execute all agreements, contracts, commitments, checks, instruments and other documents on behalf of the Company.  The Managing Member may also delegate any or all of its authority, rights and/or obligations, whether arising hereunder, under the Delaware Act or otherwise, to any one or more officers, agents or other duly authorized representatives of the Company.

(d)                                 Discretion of the Managing Member; Standard of Care.  In making any and all decisions relating to the conduct of the Company’s business or otherwise delegated to it by any provision of this Agreement, the Managing Member shall be free to exercise their sole, absolute and unfettered discretion.  The Managing Member shall not have any personal liability whatsoever to the Company or to any other Member, if any, by reason of the Member’s acts or omissions in connection with the conduct of business of the Company; provided, however, that nothing contained herein shall protect the Members against any liability to the Company or to the other Members, if any, by reason of (i) any act or omission of the Members that involves actual fraud or willful misconduct or (ii) any transaction from which the Members derives improper personal benefit.

13.                                 Meetings of Members.  Meetings of the Members shall be at the discretion of the Managing Member.

14.                                 Officers.

(a)                                  Appointment of Officers.  The Managing Member may, at its sole discretion, appoint officers of the Company at any time to conduct, or to assist the Managing Member in the conduct of, the day-to-day business and affairs of the

Company. The officers of the Company may include a Chief Executive Officer, a President, one or more Executive Vice Presidents, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Chief Financial Officer, a Treasurer, one or more Assistant Treasurers and a Comptroller. The officers shall serve at the pleasure of the Managing Member, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as are typically exercised by similarly titled officers in a corporation or as shall be determined from time to time by the Managing Member but subject in all cases to the supervision and control of the Members. Scott Rudolph shall serve as the President of the Company; and James P. Flaherty shall serve as Secretary of the Company; subject to all of the foregoing prerogatives of the Managing Member.

(b)                                 Signing Authority of Officers.  The officers, if any, shall have such authority to sign checks, instruments and other documents on behalf of the Company as may be delegated to them by the Managing Member.

(c)                                  Acts of Officers as Conclusive Evidence of Authority.  Any note, mortgage, deed of trust, evidence of indebtedness, contract, certificate, statement, conveyance or other instrument or obligation in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by the Chief Executive Officer, the President, any Executive Vice-President or the Chief Financial Officer or by any Vice-President and any Secretary, any Assistant Secretary, any Treasurer, or any Assistant Treasurer of the Company, is not invalidated as to the Company by any lack of authority of the signing officers in the absence of actual knowledge on the part of the other Person that the signing officer(s) had no authority to execute the same.

15.                                 Assignments.  A Member may assign its Membership Interest in whole or in part.  If a Member transfers all of its Membership Interest pursuant to this Section, the transferee shall be admitted to the Company as a Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective upon the transfer, and upon such admission, the transferor Member shall cease to be a Member of the Company.

16.                                 Dissolution.  The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a)                                  Election of Members. The unanimous written election of the Members to dissolve the Company, made at any time and for any reason.

(b)                                 Withdrawal or Dissolution of Members.  The withdrawal (other than an assignment of its Membership Interest pursuant to Section 15) or dissolution of the Members or the occurrence of any other event which terminates the continued membership of the Members in the Company (other than an assignment of its Membership Interest pursuant to Section 15), unless the business of the Company is continued in a manner permitted by the Delaware Act.

(c)                                  Judicial Dissolution.  The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

The winding up of the affairs of the Company shall be conducted in accordance with the Delaware Act.

17.                                 Exculpation; Indemnification by Company.  To the maximum extent permitted by law, the Members shall not be liable to the Company or any other Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Members in good faith on behalf of the Company in the conduct of the business or affairs of the Company.  Further, to the maximum extent permitted by law, the Company shall defend, indemnify and hold harmless the Members and, if the Members so elect by written notice to any such other Person, any of the Members’ Affiliates and members, and any of its or their respective shareholders, members, directors, officers, employees, agents, attorneys or Affiliates, from and against any and all liabilities, losses, claims, judgments, fines, settlements and damages incurred by the Members or by any such other Person, arising out of any claim based upon any acts performed or omitted to be performed by the Members or by any such other Person on behalf of the Members, in connection with the organization, management, business or property of the Company, including costs, expenses and attorneys’ fees (which may be paid as incurred)  expended in the settlement or defense of any such claims.

18.                                 Amendment.  This Agreement may be amended only upon the written consent of the Members.

19.                                 Severability.  Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

20.                                 No Third-Party Rights.  No Person other than the Members shall have any legal or equitable rights, remedies or claims under or in respect of this Agreement, and no Person other than the Members shall be a beneficiary of any provision of this Agreement.

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21.                                 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

IN WITNESS WHEREOF, the Members have caused this Agreement to be executed by their authorized officers, as of May 28, 2003.

NBTY CAM COMPANY		NBTY CAH COMPANY

By:	/s/ Michael C. Slade	By:	/s/ Scott Rudolph
Name:	Michael C. Slade	Name:	Scott Rudolph
Title:	Secretary	Title:	President

EXHIBIT A

CAPITAL CONTRIBUTIONS AND ADDRESSES
OF MEMBERS AS OF MAY 28, 2003

Member’s Name	Member’s Address	Member’s Capital Contribution	Member’s Membership Interest
NBTY CAM Company	90 Orville Drive Bohemia, NY 11716	$1.00	1%

NBTY CAM Company	90 Orville Drive Bohemia, NY 11716	$99.00	99%